Contact:	News Release
John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7085 (office) or 513.382.7615 (cell)	February 21, 2018

FHLB CINCINNATI ANNOUNCES 2017 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the year ended December 31, 2017. The FHLB expects to file its 2017 Form 10-K with the Securities and Exchange Commission on or about March 15, 2018.
The FHLB is a AA+ rated wholesale cooperative bank owned by 660 Member financial institutions. The FHLB supports housing finance and community development by lending to a diverse membership base including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. It annually sets aside a portion of its profits for grants supporting affordable housing, and since 1990 has awarded nearly $661 million in subsidies towards the creation of 83,300 units of affordable housing.

Operating Results and Profitability

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Net income for 2017 was $314 million and return on average equity (ROE) was 6.15 percent. This compares to net income of $268 million and ROE of 5.35 percent for 2016. For the fourth quarter of 2017, net income was $84 million and ROE was 6.42 percent, compared to net income of $89 million and ROE of 7.15 percent for the same period of 2016.

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The increase in net income and ROE for the full year comparison period was primarily the result of higher net interest income. The increase in net interest income was driven mostly by lower net amortization of premiums and discounts related to mortgage assets and Consolidated Obligations, and higher net spreads earned on short-term and LIBOR-indexed assets. The decrease in net income and ROE for the quarter-to-date comparison period was primarily due to higher non-interest income in the fourth quarter of 2016 as a result of gains on the sale of securities.

Dividend

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The FHLB paid its stockholders a cash dividend on December 21, 2017 at a 5.50 percent annualized rate, an increase of 25 basis points from the dividend rate paid in September 2017. The dividend paid in December was 4.03 percentage points above the fourth quarter average 3-month LIBOR.

Housing and Community Investment

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The FHLB's net income for 2017 resulted in an accrual of $35 million to the Affordable Housing Program (AHP) pool of funds available to Members. These funds assist Members in serving very low-, low-, and moderate-income households and community economic development.

▪	In addition to the required AHP assessment, the FHLB voluntarily awarded $1.8 million in 2017 through two other housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Balance Sheet Highlights

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During 2017, the FHLB fulfilled its mission by providing readily available and competitively priced wholesale funding to its Member financial institutions as well as providing access to the secondary mortgage market through the Mortgage Purchase Program.

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Mission Asset Activity – comprising major activities with Members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $94.3 billion at December 31, 2017, a decrease of $2.4 billion (three percent) from year-end 2016.

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The balance of investments at December 31, 2017 was $27.1 billion, an increase of $1.7 billion (seven percent) from year-end 2016. The investments balance at the end of 2017 included $14.8 billion of mortgage-backed securities and $12.3 billion of other investments, which were mostly short-term instruments held for liquidity.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. At December 31, 2017, GAAP capital was $5.2 billion, an increase of four percent from year-end 2016. The GAAP and regulatory capital-to-assets ratios were 4.83 percent and 4.88 percent, respectively, at December 31, 2017. Retained earnings grew $106 million in 2017 to end the year at $940 million.

About the FHLB

The FHLB provides Members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from Members, and issuance of Letters of Credit to Members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from Member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the worldwide capital markets. The FHLB also funds community investment programs that help its Members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2017	December 31, 2016	Percent Change (2)
Total assets	$106,895	$104,635	2%
Advances (principal)	69,978	69,907	—
Mortgage loans held for portfolio (principal)	9,454	8,926	6
Total investments	27,058	25,334	7
Consolidated Obligations	100,374	97,881	3
Mandatorily redeemable capital stock	30	35	(14)
Capital stock	4,241	4,157	2
Total retained earnings	940	834	13
Total capital	5,165	4,978	4
Regulatory capital (1)	5,211	5,026	4

Capital-to-assets ratio (GAAP)	4.83%	4.76%
Capital-to-assets ratio (Regulatory) (1)	4.88	4.80

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2017	2016	Percent Change (2)	2017	2016	Percent Change (2)
Total interest income	$443	$314	41%	$1,608	$1,223	31%
Total interest expense	333	216	54	1,179	860	37
Net interest income after provision for credit losses	110	98	12	429	363	18
Non-interest income (loss)	2	48	(95)	(1)	46	NM
Non-interest expense	19	47	(60)	79	111	(29)
Affordable Housing Program assessments	9	10	(6)	35	30	16
Net income	$84	$89	(6)	$314	$268	17

Return on average equity	6.42%	7.15%		6.15%	5.35%
Return on average assets	0.33	0.35		0.31	0.25
Net interest margin	0.43	0.39		0.42	0.35
Annualized dividend rate	5.50	4.00		5.00	4.00
Average 3-month LIBOR	1.47	0.92		1.26	0.74

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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